Exhibit 4.1

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DESIGNATIONS OF THE

SERIES E-1 CUMULATIVE REDEEMABLE CLASS C PREFERRED STOCK

OF

LSB INDUSTRIES, INC.

A Delaware Corporation

LSB Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. The name of the Company is LSB Industries, Inc.

2. A Certificate of Designations for the Series E-1 Cumulative Redeemable Class C Preferred Stock of the Company (the “Certificate of Designations” and such stock, the “Series E-1 Preferred”) was filed with the Secretary of State of the State of Delaware on October 18, 2018, and the Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of the Certificate of Designations is that the said Certificate of Designations inadvertently stated the participation right at issuance of the Series E-1 Preferred in dividends and liquidating distributions, which participation right was intended to be 303,646 shares of Common Stock of the Company rather than 456,225 shares of Common Stock of the Company.

4. The Certificate of Designations is corrected by replacing the definition therein of “Participation Common Stock” in its entirety with the following:

“Participation Common Stock” means, as of any time of determination, the product of (i) 303,646 shares of Common Stock (subject to adjustment for any stock split, stock dividend, stock combination or similar transaction with respect to the Common Stock) and (ii) a fraction, the numerator of which is the number of shares of Series E-1 outstanding at such time and the denominator of which is 139,768 (subject to adjustment for any stock split, stock dividend, stock combination or similar transaction with respect to the Series E-1).

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 1st day of November, 2018.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	President and Chief Executive Officer